SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 27, 2011

Date of Report (Date of Earliest Event Reported)

DUPONT FABROS TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-33748	20 – 8718331
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1212 New York Avenue, N.W., Suite 900

Washington, D.C. 20005

(Address of Principal Executive Offices) (Zip Code)

(202) 728-0044

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule l3e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Amendment to Employment Agreement of Chairman of the Board

On October 27, 2011, the Company announced that Lammot J. du Pont has stepped down as the Company’s Executive Chairman, but will remain Chairman of the Company’s Board of Directors and an employee of the Company. A copy of this press release is filed as Exhibit 99.1 to this current report. Effective as of the date of this announcement, Mr. du Pont no longer will be devoting his full time to the Company, although he will continue to be an employee of the Company and will remain involved in various initiatives for the Company.

On October 27, 2011, in connection with this announcement, the Company amended Mr. du Pont’s employment agreement (the “du Pont Employment Agreement”) to (a) revise the provisions of the agreement to reflect the roles and responsibilities described above and (b) modify his compensation by reducing his annual base salary to $1.00. Under the terms of the du Pont Employment Agreement, so long as Mr. du Pont is an employee of the Company, he will remain eligible for the medical benefits that are available to all Company employees, and equity-based awards under the Company’s long-term incentive compensation plans that were outstanding on October 27, 2011 will continue to vest according to the terms of those awards.

Other than as described above, the terms of the du Pont Employment Agreement are the same in all material respects.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amended and Restated Employment Agreement, dated October 27, 2011, by and among DuPont Fabros Technology, Inc., DF Property Management LLC and Lammot J. du Pont

99.1	Press Release dated October 27, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUPONT FABROS TECHNOLOGY, INC.

October 28, 2011	/s/ Richard A. Montfort, Jr.
Richard A. Montfort, Jr.
General Counsel and Secretary

EXHIBIT INDEX

10.1	Amended and Restated Employment Agreement, dated October 27, 2011, by and among DuPont Fabros Technology, Inc., DF Property Management LLC and Lammot J. du Pont

99.1	Press Release dated October 27, 2011